EXHIBIT 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.


                        COMPUTATION OF EARNINGS PER SHARE
                              TREASURY STOCK METHOD
                                 MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)


                                                     PRIMARY      FULLY DILUTED
                                                     EARNINGS        EARNINGS
                                                    PER SHARE       PER SHARE
                                                   -----------      -----------
Net income                                         $    34,464

Weighted average common shares
 outstanding                                        50,490,384

Earnings per share based on
 weighted average of common shares                 $      0.68
                                                   ===========



Dilutive effect of stock options                       234,202          242,486

Average number of common shares
 outstanding                                        50,490,384       50,490,384

Average number of common and common
  equivalent shares outstanding                     50,724,586       50,732,870

Net income                                         $    34,464      $    34,464

Earnings per share                                 $      0.68      $      0.68
                                                   ===========      ===========


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